Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	Media Relations	Lynn Schweinfurth, Laura Conn, Investor Relations
	(800) 775-7290	(972) 770-7228, (972) 770-5810

BRINKER INTERNATIONAL ANNOUNCES

STRATEGIC OFFER TO PURCHASE UP TO APPROXIMATELY 11.7 MILLION

SHARES IN A MODIFIED “DUTCH AUCTION’ TENDER OFFER

DALLAS (Aug. 28, 2006) — Brinker International, Inc. (NYSE: EAT) announced today that the board of directors approved a plan to return capital to shareholders through a modified “Dutch auction” tender offer for up to approximately 11.7 million shares of its outstanding common stock, for a maximum aggregate purchase price of $450 million.  These shares represent approximately 14 percent of the shares outstanding as of Aug. 17, 2006.  The offer is expected to commence on Aug. 29, 2006.  In conjunction with this strategic offer, the board of directors approved a $450 million increase in the company’s share repurchase plan, bringing the total available share repurchase authorization to $532 million.

Chuck Sonsteby, Chief Financial Officer, stated, “We have a proven track record of actively managing our asset base and using our balance sheet to enhance shareholder value.  Consistent with this, as a part of our strategic review, numerous financial alternatives have been evaluated including real estate considerations, sale of assets and capital structure optimization.  In addition, we have accelerated franchising deals to further our development goals and improve operating returns.  We believe today’s action prudently increases leverage and should lower our cost of capital while maintaining adequate liquidity and access to the capital markets to fund our ongoing future restaurant growth.”

Under the terms of the tender offer, the company will offer to repurchase up to 11,688,311 million shares of its outstanding common stock at a price per share not greater than $38.50 and not less than $35.25.  The tender offer is expected to commence on Aug. 29, 2006 and to expire, unless extended by Brinker, at midnight, Eastern Time, on Sept. 26, 2006.  A modified “Dutch auction” will allow shareholders to indicate how many shares and at what price within the company’s specified range they wish to tender.  Based on the number of shares tendered and the price specified by the tendering shareholders, the company will determine the lowest price per share within the range that will enable it to purchase up to 11,688,311 company shares, or such lesser number of shares as are properly tendered.  Brinker’s intent is to purchase up to $450 million of common stock in the tender offer.  The company will not purchase shares below a price stipulated by a shareholder, and in some cases, may actually purchase shares at prices above a shareholder’s indication under the terms of the modified “Dutch auction”.

Goldman, Sachs & Co. will serve as the lead dealer manager for the tender offer and  Banc of America Securities LLC will serve as the co-dealer manager.  D. F. King & Co. will serve as information agent and Mellon Investor Services will serve as the depositary.

Brinker has also obtained a new $400 million one-year unsecured committed credit facility, jointly arranged by Citigroup Global Markets Inc. and JP Morgan Securities Inc.  The new credit facility may be utilized to partially fund the tender offer. After the completion of the tender offer, subject to market conditions, Brinker may pursue a refinancing of its new credit facility.

Brinker’s directors and executive officers have advised Brinker that they do not intend to tender any of their shares in the tender offer.

Estimated August Sales

For the four-week period ending, Aug. 30, 2006, comparable store sales are expected to decrease 2.5 percent to 3.5 percent, which includes price increases of 2.5 percent to 3.5 percent and flat mix.  Final sales will be released on Thursday, Sept. 7, 2006, after the market closes.

Month of August estimated comparable store sales
Aug FY07 and Aug FY06; percentage

	Aug FY07 Comp-Store Sales	Aug FY06 Comp-Store Sales
Brinker International	(2.5%)-(3.5%)	3.2%
Chili’s	(2.5%)-(3.5%)	4.8%
Macaroni Grill	(2.0%)-(3.0%)	(1.0)%
On The Border	(1.5%)-(2.5%)	(0.5)%
Maggiano’s	(2.0%)-(3.0%)	3.8%

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock.  The solicitation of offers to buy the company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the company will send to its shareholders.  Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions to the tender offer.  Shareholders will be able to obtain copies of the Offer to Purchase, related materials filed by the company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge when these documents become available.  Shareholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the Securities and Exchange Commission, without charge, from the company or at the Investor Relations section of the company’s website:  www.brinker.com.  Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer.  Shareholders and investors who have questions or need assistance may call D. F. King at (800) 578-5378 (toll free) or (212) 269-5550 (collect).

At the end of fiscal year 2006, Brinker International either owned, operated, or franchised 1,622 restaurants under the names Chili’s Grill & Bar (1,200 units), Romano’s Macaroni Grill (241 units), Maggiano’s Little Italy (37 units), and On The Border Mexican Grill & Cantina (144 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the impact of acquisitions and divestitures, the seasonality of  the company’s business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its growth plan, acts of God, governmental regulations, and inflation.

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